EXHIBIT 10.h

                        EMPLOYMENT TERMINATION AGREEMENT





March 7, 2003


Ms. Stephanie Kushner


Dear Stephanie:

This letter is to confirm our agreement that in the event Federal Signal Corporation terminates your employment without cause, Federal will pay you, or your designated beneficiary should you die while payments are pending, an amount equal to one year's salary at the annual rate then in effect, less any applicable taxes or other deductions. The amount owing to you hereunder shall be paid in twelve equal monthly installments. The amounts payable to you hereunder shall be in addition to other payments, if any, required, as of your termination date, by other compensation or employee benefit plans maintained by Federal; however, you shall not be entitled to any employee benefits which require actual employment during the twelve-month period.

Termination of employment by Federal "without cause" means that Federal terminates your employment for reason(s) other than (1) you fail to perform your duties as an executive officer of Federal in any material respect (other than by reason of illness or physical or mental disability), or (2) you engage in any dishonest or fraudulent acts or conduct in the performance of your duties to Federal.

In exchange for payments hereunder, you agree (1) to provide consulting services for up to 10 hours per month to Federal during the payment period, (2) not to compete with Federal or assist any entity that competes with Federal for a period of two years after the payments are made hereunder (an entity is deemed competitive with Federal if it is engaged in a line of business in which Federal has derived at least 10% of its revenues during the two years prior to termination of employment in the same geographic area in which Federal conducts such business), (3) not to hire or assist in hiring any Federal employees for one year after termination of your employment, (4) not to disclose any Federal trade secrets or confidential information, and (5) to execute a release satisfactory to Federal of any and all claims you may have against Federal or its affiliates.

                                               Sincerely,




Accepted:

The foregoing terms and conditions
are accepted and agreed to effective
this ____ day of ___________, 2003




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